UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2010
SOMAXON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51665	20-0161599

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3570 Carmel Mountain Road, Suite 100, San Diego, CA	92130

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 876-6500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Contracts
On August 24, 2010, Somaxon Pharmaceuticals, Inc. (“Somaxon”) entered into a Co-Promotion Agreement with The Procter & Gamble Distributing Company LLC (“P&G”) (the “Co-Promotion Agreement”). Under the Co-Promotion Agreement, P&G will provide sales support to promote Somaxon’s product Silenor® (doxepin) in the United States through its team of full-time sales representatives. P&G is required to provide a minimum number of primary details each quarter to certain healthcare professionals and a minimum number of calls to pharmacists each year during the term of the Co-Promotion Agreement. Beginning January 1, 2011, P&G will also provide Somaxon with certain managed care support services. Somaxon will recognize the revenue from Silenor product sales generated by the promotional efforts of P&G. Somaxon has also granted to P&G a right of first negotiation relating to rights to develop and market Silenor as an over-the-counter medication in the U.S.
In consideration for P&G’s services under the Co-Promotion Agreement, Somaxon will pay P&G a fixed fee and a royalty fee as a percentage of U.S. net sales on a quarterly basis during the term of the Co-Promotion Agreement. The Co-Promotion Agreement also provides for financial penalties in the event that either party fails to deliver specified minimum detailing requirements under certain circumstances. Each party will be responsible for the costs of maintaining and operating its own sales force, and Somaxon is responsible for all other costs pertaining to the commercialization of Silenor.
The term of the Co-Promotion Agreement is from August 24, 2010 through December 31, 2012, and Somaxon will pay P&G a reduced royalty fee based on U.S. net sales of Silenor for one year after the expiration of the Co-Promotion agreement or its earlier termination under certain circumstances. Beginning as of June 30, 2012, the parties will discuss in good faith the continuation of the collaboration upon mutually-agreed terms and conditions. Somaxon may terminate the Co-Promotion Agreement upon 90 days written notice if P&G fails to provide at least 75% of its minimum detailing obligations. P&G may cure such shortfall within the 90 days following the written notice provided there is no other breach of the minimum detailing obligations within the prior 12 month period. Either party may terminate the Co-Promotion upon 90 days written notice to the other party, although no such termination may be effective prior to December 31, 2011. P&G may terminate the agreement if Silenor is withdrawn from the market for longer than three months as the result of a legal requirement or 30 days after the end of a calendar quarter in which the market share for Silenor is less than 75% of the Silenor market share immediately prior to the loss of Silenor’s market exclusivity in the United States.
In addition, either party may terminate the Co-Promotion Agreement upon a large scale recall or withdrawal of Silenor from the U.S. resulting from a significant safety risk that is not due to tampering, a remediable manufacturing problem or other defect that can be cured after such risk is discovered. Either party may also terminate the Co-Promotion Agreement upon an uncured material breach by the other party, upon the bankruptcy or insolvency of the other party or a force majeure event that lasts for at least six months.
The Co-Promotion Agreement is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Co-Promotion Agreement is qualified in its entirety by reference to such exhibit.
Item 7.01 Regulation FD Disclosure
On August 25, 2010, Somaxon issued a press release announcing, among other things, the signing of the Co-Promotion Agreement with P&G. The full text of such press release is furnished as Exhibit 99.1 to this report.
The foregoing information in Item 7.01 of this Current Report on Form 8-K, together with the press release attached hereto as Exhibit 99.1, is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to Item 7.01 of this Current Report on Form 8-K.
By filing this Current Report on Form 8-K and furnishing this information, Somaxon makes no admission as to the materiality of Item 7.01 in this report or the press release attached hereto as Exhibit 99.1. The information contained in the press release is summary information that is intended to be considered in the context of Somaxon’s filings with the SEC and other public announcements that Somaxon makes, by press release or otherwise, from time to time. Somaxon undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.		Description
10.1	†	Co-Promotion Agreement between Somaxon Pharmaceuticals, Inc. and The Procter & Gamble Distributing Company, LLC dated August 24, 2010

99.1		Press Release dated August 25, 2010

†	Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.

Date: August 25, 2010
	By:	/s/ Matthew W. Onaitis Name: Matthew W. Onaitis
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.		Description
10.1	†	Co-Promotion Agreement between Somaxon Pharmaceuticals, Inc. and The Procter & Gamble Distributing Company, LLC dated August 24, 2010

99.1		Press Release dated August 25, 2010

†	Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.